Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-288122) pertaining to the Caris Life Sciences, Inc. Amended and Restated 2020 Incentive Plan, the Caris Life Sciences, Inc. 2025 Incentive Plan, as Amended and Restated, and the Caris Life Sciences, Inc. 2025 Employee Stock Purchase Plan, as Amended and Restated, of our report dated March 18, 2024 (except for the fifth paragraph of Note 2, as to which the date is June 9, 2025), with respect to the consolidated financial statements of Caris Life Sciences, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP

Dallas, Texas
March 3, 2026